

Yayoi Kusama

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Yayoi Kusama (b. 1929, Japan) has spent her long and prolific career working continuously in various media, including performance, painting, sculpture and immersive installations.

DEAL TERMS
HISTORICAL RETURNS
BIOGRAPHY
MEDIA
DOCUMENTS


YAYOI KUSAMA
INFINITY NETS TIT

WHY WE LIKE THIS PAINTING


07:33

20.4%

PRICE APPRECIATION OF SIMILAR WORKS BY KUSAMA

Learn more about price appreciation, and view our important disclosures

Infinity Nets, 2001, is emblematic of Yayoi Kusama's most recognizable and longest running series, which she began developing after she moved to New York in 1958. Of the many colors that Kusama has used to create her meditative Net paintings, white is perhaps the most sought after, with red as a close second.

The most expensive work by the artist sold at auction is a white net from 1959, which earned $7.95 million in Hong Kong on April 1, 2019; the next most expensive work is an abstract white painting from 1960, followed by a red net from 1960 in third place. While Kusama's earliest nets garner the highest absolute prices, the demand for later works is no less significant and prices have increased phenomenally for all nets from the early 2000s, with white continuing as the most valued color overall. The year, color, size and execution of Infinity Nets, 2001, make it a particularly commercial and desirable work by the artist.

Deal Terms

THE PAINTING

Infinity Nets T.I.T.

Masterworks agreed to acquire 'Infinity Nets T.I.T.', 2001, which measures at 34 in by 46 in, in a privately negotiated transaction on April 23, 2020.



Infinity Nets T.I.T.
2001

Acrylic on canvas
36 × 46 in (88.9 cm × 116.84 cm)

HISTORICAL PERFORMANCE OF SIMILAR WORKS BY YAYOI KUSAMA

20.4%

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: white nets painted between 2000 and 2009, no smaller than 30 by 30 inches and no larger than 49 by 49 inches. The data was sourced from publicly available auction records and does not include private sales, except the acquisition of the Painting.

Important Disclosures*

APPRAISED VALUE

$1,500,000

Immediately prior to Masterworks entry into an agreement to acquire the Painting, it was appraised for $1,500,000 by an independent third-party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals. Please see Offering Circular for more information.

OFFERING SIZE

$1,210,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Yayoi Kusama



$1.88m
$1.75m
$1.63m
$1.50m
$1.38m
$1.25m
$1.13m
$1m
$875k
$750k
$625k
$500k
$375k
$250k
$125k
$0
2006
2009
2012
2015
2018

Similar Paintings

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our Offering Circular that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: white nets painted between 2000 and 2009, no smaller than 30 by 30 inches and no larger than 49 by 49 inches. The data was sourced from publicly available auction records and does not include private sales, except the acquisition of the Painting.

Important Disclosures*



«Infinity-Nets»

Auction House	Sotheby's
Sales Date	May 11, 2006
Year	2004
Sold For	**$84,000**



«Infinity-nets, Wotnt»

Auction House	Phillips de Pury & Company
Sales Date	Feb 6, 2007
Year	2006
Sold For	**$160,123**



«Infinity Nets»

Auction House	Sotheby's

Historical Returns

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE
$16,800

SALE PRICE
$999,000

GROSS RETURN
▲ **59.46x** (12 years)



PURCHASE PRICE
$3,220

SALE PRICE
≈ **$161,180**

GROSS RETURN
▲ **50.06x** (21 years)



PURCHASE PRICE
$19,200

SALE PRICE
≈ **$609,197**

GROSS RETURN
▲ **31.73x** (13 years)



PURCHASE PRICE
$19,550

SALE PRICE
≈ **$957,180**

GROSS RETURN
▲ **48.96x** (18 years)

MORE RESULTS

Biography

Yayoi Kusama (b. 1929, Japan) is one of the most important and prolific artists living today. Since the 1960s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations. At the Kyoto Municipal School of Arts and Crafts, Kusama studied traditional Japanese painting in the late 1940s. After moving to New York around 1957, the artist began to focus on abstraction, and soon after, began to work on her famed Infinity Nets series. The artist's practice has roots in both Pop and Minimalism, with which she was closely associated during her time in New York, where Andy Warhol and Donald Judd came to be close personal friends and champions of her work.

Despite her growing international success and popularity, Kusama returned to Japan permanently in 1975, and in light of her deteriorating health, committed herself to a psychiatric hospital in 1977. Since then, Kusama's prices have skyrocketed, and she has been featured as one of the top selling artists at auction, including in 2016 through 2019. Works by Yayoi Kusama are collected by major international collectors, and private and public institutions, including the Museum of Modern Art in New York, the Broad Museum in Los Angeles, Hirshhorn Museum in D.C., the Tate Modern in London, a museum dedicated entirely to her work in Tokyo, and many more.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$97,988,245

2019 NUMBER OF LOTS SOLD

704

Media







Documents

Offering Circular	Official Filing on SEC.gov
Provenance	The Artist Ota Gallery, Tokyo Castelli Gallery, New York Private Collection Acquired from above by Masterworks

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